Code of Ethics
Carillon Tower Advisers, Inc.
Eagle Asset Management, Inc.
Eagle Boston Investment Management, Inc.
Carillon Fund Distributors, Inc.
Carillon Fund Services, Inc.
Carillon Mutual Funds

December 31, 2017

I.          STATEMENT OF GENERAL POLICY

This Code of Ethics (the “Code”) has been adopted by Carillon Tower Adviser, Inc. (“CTA”), Eagle Asset Management, Inc. (“EAM”), and their subsidiaries including Eagle Boston Investment Management, Inc. (“EBIM”), Carillon Fund Distributors, Inc. (“CFD”), affiliate Carillon Fund Services, Inc. (“CFS”) and those registered investment companies advised by EAM, Carillon Mutual Funds (the “Funds”), in order to establish rules of conduct for persons who are associated with CTA, EAM, EBIM, CFD, CFS (collectively “Carillon”) and the Funds and in order to comply with Rule 17j-1 under the Investment Company Act of 1940, as amended, and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). All Appendices referred to herein are attached. Defined terms are described in Section II below.

This Code applies to all Carillon Employees, Carillon Access Persons, certain members of their Immediate Family, and Fund Independent Trustees. Specific restrictions under this Code are based on the extent to which a person has access to investment-related data or has the ability to influence investment decisions. Somewhat stricter restrictions on certain activities and/or transactions apply to Carillon Access Persons due to their more direct involvement and greater influence on portfolio trading activities of Advisory Clients. It is the responsibility of each person subject to this Code to read and understand which sections apply to you.

Carillon Employees and Carillon Access Persons must not take inappropriate advantage of their position and must comply with applicable federal securities laws. In addition, Carillon Employees have a fiduciary duty to place the interests and investment opportunities of Advisory Clients, including the Funds, ahead of their own interests and to avoid activities, conflicts of interest and relationships that might interfere with making decisions in the best interests of Advisory Clients and/or the Funds. Any doubtful situation should be resolved in favor of Advisory Clients and/or the Funds. Fund Independent Trustees owe a fiduciary duty to the Funds and to Fund shareholders when conducting personal investment transactions. Violations can subject Carillon Employees and Carillon Access Persons to specific disciplinary action including termination, monetary penalties, criminal penalties and/or civil penalties, as outlined in this Code.

Please remember that Carillon Employees and Carillon Access Persons also are subject to the Code of Ethics of Raymond James Financial, Inc. (“RJF”). Should any portion of this Code conflict with the RJF Code of Ethics, the more restrictive policy shall apply. Because no code of ethics, set of rules or procedures can address all problems or issues that can arise, Carillon Employees and Carillon Access Persons are encouraged to address particular circumstances that are unclear with the CCO. Fund Independent Trustees should consult with their independent legal counsel with regard to any questions concerning their responsibilities under the Code.

II.	DEFINITIONS

A.	“Advisory Client” means each of the Funds and any other client to whom Carillon provides investment advice.
B.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including but not limited to contributions to a 401(k) plan, bonus deferral into a 401(k) plan, 403(b) plan, 529 plan, College Savings Plan and/or a dividend reinvestment plan.

C.
“Beneficial Interest” means the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including, but not limited to, all joint accounts, partnerships, and trusts.

D.	“Chief Compliance Officer” or “CCO” means the so-designated individual at CTA, EAM, EBIM, CFD and/or the Funds (or that person’s designee) as set forth in Appendix 2, as amended from time to time.
E.
“Dual Employee” means any person who is employed by CTA, EAM, EBIM, CFD and/or CFS and another affiliated company (ClariVest Asset Management) that has adopted its own Code of Ethics subject to Rule 204A-1 and/or 17j-1.

F.
“Carillon Access Person” means: (1) any director, officer or Investment Personnel of CTA, EAM, EBIM, CFD or CFS, other than an Independent Fund Trustee; (2) any Carillon Employee who, in connection with his regular function or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by an Advisory Client, or whose functions relate to the making of any recommendations with respect to purchases or sales; and (3) any natural person in a control relationship to the Funds or EAM who obtains information concerning recommendations made to the Fund with regard to the purchase and sale of securities by the Funds.

G.
“Carillon Employees” means every Carillon Access Person and every permanent employee of Carillon, including employees who serve as Fund officers, trustees or directors working in any CTA, EAM, EBIM, CFD or CFS business unit (including sales staff or other personnel performing duties for Carillon, even if employed by another entity such as Raymond James Financial, Inc.). Also, includes contract and temporary employees.

1.
Certain of the policies, procedures, and restrictions referred to in this Code also apply to Immediate Family residing within the employee’s household. The Code also applies to any other account over which the Carillon Employee is deemed to have beneficial ownership. This includes accounts of any immediate family members sharing the same household as the employee; accounts in which the employee otherwise has a financial interest that allows the employee directly or indirectly to profit or share in any profit; a legal vehicle of which the employee is the controlling equity holder; and an entity in which the employee has an equity interest, provided the employee also has or shares investment control over the securities held by such entity; and any account over which the employee may otherwise be deemed to have control.

2.	Independent Fund Trustees, as defined below, are not Carillon Employees hereunder.

H.
“Equivalent Security” means any Security issued by the same entity as the issuer of a security, including options, rights, warrants, preferred stock, restricted stock, bonds, and other obligations of that issuer.

I.	“Carillon” means Carillon Tower Advisers, Inc., Eagle Asset Management, Inc. and its subsidiaries.
J.	“Carillon Fund” or “Funds” means the Carillon investment companies listed in Appendix 1 as amended from time to time.

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K.	“Immediate Family” means any of the following persons who reside in the same household as an Employee:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law	adoptive relationships

L.	“Independent Fund Trustee” means the a trustee of the Carillon Funds who is not an “interested person” of the Carillon Funds as that term is defined in the Investment Company Act of 1940, as amended.
M.
“Initial Public Offering” (“IPO”) is an offering of securities registered under the Securities Act of 1933 by an issuer which immediately before the registration of such securities was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

N.	“Interested Fund Trustee” means the trustees of the Carillon Funds who are “interested persons” of the Carillon Funds as that term is defined in the Investment Company Act of 1940, as amended.
O.
“Investment Account” means the following Securities accounts: any personal account of a Carillon Employee or Carillon Access Person; any joint or tenant-in-common account in which the Carillon Employee or Carillon Access Person has a Beneficial Interest or is a participant; any account for which the Carillon Employee or Carillon Access Person acts as trustee, executor, or custodian; any account of an Immediate Family member of a Carillon Employee or Carillon Access Person; and any account in which an Access Person has a direct or indirect Beneficial Interest (other than such accounts over which the Carillon Access Person has no investment discretion and cannot otherwise exercise control).

P.
“Investment Personnel” means any supervised person of Carillon who: (1) has access to nonpublic information regarding any Advisory Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Carillon Fund; or (2) is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic. “Investment Personnel” also includes those natural persons employed by Carillon who are entrusted with the direct responsibility and authority to make investment decisions affecting any Advisory Client or the Funds.

Q.	“Limited Offering” means a limited offering exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933.
R.	“Material Investigation” means an investigation that leads to the imposition of a significant remedial action for a violation of the Code.
S.	“Pre-Clearance Officer” means the so-designated individual at Carillon (or that person’s designee) as set forth in Appendix 2 as amended from time to time.
T.
“Raymond James” or “RJF” includes Carillon’s parent company, Raymond James Financial, Inc. (“RJF”), and affiliated broker dealers of RJF including Raymond James & Associates, Inc. (“RJA”) and Raymond James Financial Services, Inc. (“RJFS”).

U.
“Security” includes stock, restricted stock, private placement securities, notes, bonds, exchange traded fund (“ETF”) (including unit investment trust exchange traded funds (“UIT-ETF”)), debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, registered investment companies, investment contracts, and all derivative instruments, such as options and warrants.

V.	“Securities Transaction” means a purchase or sale of Securities.

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III.	ANTI-FRAUD LEGAL REQUIREMENTS

All persons subject to this Code, including Carillon Employees and Carillon Access persons, are subject to the general anti-fraud prohibitions under Section 17(j) of the 1940 Act. This Code should be read in conjunction with the Company’s Anti-Money Laundering, High Risk Securities, Anti Bribery, Anti-Corruption and Sanctions Policies. Accordingly, it is unlawful for such persons in connection with the purchase or sale, directly or indirectly, by the person of a Security held or to be acquired by the Fund to:

A.	Employ any device, scheme or artifice to defraud a Fund;
B.
Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

C.	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any Fund; or
D.	Engage in any manipulative practice with respect to a Fund.

In addition, pursuant to Section 206 of the Advisers Act, it is unlawful for Carillon and Carillon Employees directly or indirectly to:

A.	Employ any device, scheme or artifice to defraud any Advisory Client or prospective client;
B.	Engage in any transaction, practice or course of business which operates as a fraud or deceit upon any Advisory Client or prospective client; or
C.	Engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

In addition, Section 204A of the Advisers Act requires Carillon to establish written policies and procedures reasonably designed to prevent the misuse in violation of the Advisers Act or Securities Exchange Act of 1934 or rules or regulations thereunder of material, non-public information by Carillon or any person associated with Eagle. Pursuant to Rule 204A, the Commission has adopted Rule 204A-1 which requires Carillon to maintain and enforce a written code of ethics.

IV.	PROHIBITED ACTS

The specific provisions and reporting requirements of this Code are concerned with certain investment activities of all Carillon Employees and Carillon Access Persons, each of whom may benefit by, or interfere with, the purchase and sale of securities, by an Advisory Client. Thus, it would be a violation of this Code for any Carillon Employee or Carillon Access Person to perform any act that is in violation of the rules as set forth in this section and the underlying intent and spirit of the Code.

In addition, the following activities constitute prohibited acts:

A.	All Carillon Employees:

1.
Disclosure of confidential information. Carillon Employees are prohibited from revealing non-public information relating to the investment intentions, activities or portfolios of an Advisory Client except to (1) persons whose responsibilities require knowledge of the information, (2) regulatory authorities who have appropriate jurisdiction with respect to such matters, or (3) third parties who utilize such information for ratings or performance analysis or who provide services pursuant to a written contract. Further detail regarding disclosure may be found in the Compliance Manual under the section “Funds Portfolio Disclosure Policy”. Dual employees of Affiliates will not disclose confidential information of Carillon and its clients to ClariVest personnel without the prior approval of Carillon’s Chief Compliance Officer.

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Receiving or Offering of Gifts. In general no associate or third party acting on behalf of Carillon shall, directly or indirectly, give anything of value in excess of $100 per year to another associate or third party or to any client, vendor, prospective client, or other person with whom Carillon or RJF does business. This includes gifts given or received in connection with a commonly-recognized event or occasion (e.g. holiday, job event - such as a promotion or retirement, life event - such as a wedding, or a business event - such as a conference, sports or cultural event). Gifts must be given openly and transparently and may not be in the form of cash or cash equivalents. Gifts must be evaluated for appropriateness on a case-by-case basis. Gifts may not be part of a pattern of frequent giving. EAM, CFD and Carillon Tower Advisers logo materials (golf balls, etc.) do not count toward the $100 limit. All gifts must be appropriately documented (with value and name of the recipient) in the company records and/or the Contact Relationship Manager (“CRM”). These records will be reviewed by Compliance and reported to the CFD Board of Directors.

It is also the policy of the firm that persons associated with Carillon are prohibited from giving or accepting entertainment in excess of five hundred dollars ($500) per person per event. Please reference Eagle’s Anti-Bribery & Corruption policy for further details.

2.
Political Contributions. Employees are prohibited from making political contributions to a public official or to a candidate for public office who may directly or indirectly influence the hiring of an investment adviser or has the authority to appoint a person to do so, for the purpose of influencing a government entity’s selection of an investment adviser. Carillon Employees must abide by Eagle’s Anti-Bribery & Corruption policy and must submit form 1828 and receive approval from Compliance before making any political contributions.

3.
Taking Advantage of Advisory Client or Fund Opportunities. Carillon Access Persons are prohibited from taking personal advantage of any opportunity properly belonging to Advisory Clients. This includes, but is not limited to, acquiring Securities for one’s own account that would otherwise be acquired for an Advisory Client.

4.
Using Position or Influence for Personal Benefit at Expense of Clients. Carillon Access Persons are prohibited from causing or attempting to cause an Advisory Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Carillon Access Person.

a.
If a Carillon Access Person or an Immediate Family member stands to materially benefit from an investment decision for an Advisory Client that the Carillon Access Person is recommending or participating in, the Carillon Access Person must disclose that interest to persons with authority to make investment decisions or to the CCO. Based on the information given, a decision will be made as to whether to restrict the Carillon Access Person’s participation in causing the Advisory Client to purchase or sell a Security in which the Carillon Access Person has an interest.

b.
Carillon Access Persons must disclose to the CCO, any Beneficial Interest that the Carillon Access Person or Immediate Family member has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Carillon Access Person or Immediate Family Member or the appearance of impropriety. The person to whom the Carillon Access Person reports the interest, in consultation with the CCO, must determine whether the Carillon Access Person will be restricted in making investment decisions.

5.	Personal Security Transactions. The following transactions are prohibited:
a.
No Carillon Employee shall open a brokerage account (or one in which they hold a beneficial interest or trading authority) without receiving written approval from the Compliance Department. In accordance with RJF corporate policy, all Carillon Employee brokerage accounts must be maintained with a Raymond James affiliated broker-dealer. All Carillon Access Persons opening or maintaining a brokerage account outside of RJF must receive written permission from the CCO and the RJF Compliance Department.

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b.	No Carillon Employee shall conduct a transaction while in possession of “inside” material nonpublic information regarding the Security or the issuer of the Security;
c.	No Carillon Employee shall originate or circulate in any manner a rumor concerning any security which the member knows or has reasonable grounds to believe shall affect the market
d.	No Carillon Employee shall trade in any Security that is placed on a restricted list which shall be maintained by the Compliance Department;
e.	No Carillon Employee shall enter into a transaction intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading; and
f.
No Carillon Employee shall purchase or sell a Security (see exceptions noted below in Section V – Pre-Clearance Requirements) on any day during which that Carillon Employee has knowledge that an Advisory Client has a pending “buy” or “sell” order in the same Security (or an Equivalent Security) until that order is executed or withdrawn, unless the Carillon Employee provides an explanation of why the trade is necessary and provision is made for the Advisory Client trade to take precedence (in terms of price) over the Carillon Employee. Prior to approving a trade, the Pre-Clearance Officer must determine whether there is an open order for the Security by a Fund. This is also known as the “blackout period”.

g.	In addition, Carillon Employees are subject to the Raymond James Insider Trading Policy governing transactions in RJF securities, including common stock.
h.
No Carillon Employee shall conduct any other transaction deemed by the CCO or his designee to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

i.	No Carillon Employee may engage in activities that would be considered “market timing” and in violation of Rule 22c-1 of the Investment Act of 1940.
j.	No Carillon Employee may participate in an IPO or Limited Offering.
6.
Outside Business Activities. Outside business activities by Carillon Employees must be disclosed to the CCO or his designee. These include, but are not limited to, being appointed an officer or director of a public or private company (see Appendix 3 Section B.2), any activity where compensation is received, or the making of a private investment. Written approval will be required to satisfy certain regulatory requirements.

7.
Hedge Funds, Investment Partnerships, Investment Clubs. No Carillon Employee shall participate in an investment partnership without first being approved by the CCO or his designee. If approval is granted, the Carillon Employee must arrange to have periodic statements sent to the CCO or his designee.

B.	Carillon Access Persons:

In addition to prohibited acts listed in (A) above, all Carillon Access Persons are subject to the further limitations below.

1.
Black Out Period. No Carillon Access Person shall purchase a Security within 60 calendar days of the sale of that Security (or an Equivalent Security by a Fund) or sell a Security within 60 calendar days of the purchase of the Security (or an Equivalent Security by a Fund) if the transaction would result in a profit. If a Carillon Access Person violates this provision, then the Carillon Access Person must sell the position and must forfeit all profits on the transaction to a charitable organization designated by Carillon and/or CFD. (Does not apply to transactions involving RJF stock)

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This restriction shall not apply to purchases and sales or sales and purchases of:

a.	shares of money market funds,
b.	shares of mutual funds acquired through an Automatic Investment Plan or withdrawal program, or
c.	stock obtained through an employee stock purchase plan.

C.	Investment Personnel:
1.
Restricted Securities Transactions. In addition to the provisions applicable to all Carillon Employees and Carillon Access Persons listed above, no Investment Personnel may buy or sell a Security in an investment account (or any account in which they hold a beneficial interest) within seven calendar days of a purchase or sale of the same Security (or an Equivalent Security) by any Advisory Client managed by the Investment Personnel. For example, if an Advisory Client trades a Security on day one, day eight (or the next trading day, whichever is later) is the first day its Investment Personnel may trade that Security for an account in which he or she has a beneficial interest. This provision does not apply to mutual fund Advisory Client accounts in which the Investment Personnel is a shareholder.

2.
Contrary Trades. Investment Personnel who trade contrary to their Advisory Client account activity in a security within seven calendar days before or after the conclusion of EAM’s activity must submit a memo to the CCO or his designee explaining the decision to buy/sell contrary to the activity.

3.
IPO Allocation Policy. All Investment Personnel must comply with the Statement of General Policy Regarding IPO Allocations which is attached as (Appendix 5) to this Code. In general, the policy prohibits improper actions taken in order to obtain greater access to Initial Public Offerings. Investment Personnel should not purchase or commit to purchase from certain brokers additional shares of an IPO in the immediate after-market trading in order to obtain larger IPO allocations. Investment Personnel should not engage in excessive trading or increase portfolio turnover in order to obtain larger IPO allocations by generating more commission business for brokers that provide access to IPOs.

D.	Independent Fund Trustees:

Reporting. Independent Fund Trustees are not subject to the provisions of this Code, other than the reporting requirements applicable to Independent Fund Trustees listed in Section VI below.

V.	PRE-CLEARANCE REQUIREMENTS

Pre-clearance is required for Securities Transactions based on your status relative to access to investment data or ability to influence investment decisions. These categories are described below.

A.	Pre-Clearance Requirements

Transactions described in this section require approval by the Pre-Clearance Officer prior to being placed.

1.	All Carillon Employees (Including Immediate Family)
– Carillon Mutual Fund Transactions –

Each Carillon Employee, including any Immediate Family member if the Carillon Employee has discretion over the account, must pre-clear any transaction involving a Carillon Fund including:

a.	Initial purchases, redemptions and exchanges involving a Carillon Fund.

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b.	The initial set up of an Automatic Investment Plan, including any allocation methodology involving a Carillon Fund.
c.	Any changes to the allocation methodology among Carillon Funds within an Automatic Investment Plan (e.g. changing the allocation percentages within a 401(k) plan account).
d.	Any hardship withdrawals from an Automatic Investment Plan involving a Carillon Fund.

All Carillon Access Persons and Investment Personnel (Including Immediate Family) – Transactions in Securities – In addition to pre-clearance for trades listed in V (A) 1. above, all Carillon Access Persons and Investment Personnel, including any Immediate Family member of the Carillon Access Person or Investment Personnel has discretion over the account, must pre-clear trades in all Securities unless specifically exempted by this Code.

B.	Exemptions from Pre-Clearance Requirements
The following transactions are not subject to pre-clearance:

1.
After the initial pre-clearance, subsequent pre-clearance of a Carillon Fund is not required if such transaction is a part of an Automatic Investment Plan, automatic rebalancing or redemption plan (i.e. systematic withdrawal). Any increase or decrease in the total amount of the Automatic Investment Plan or systematic withdrawal does not have to be pre-cleared.

2.	A loan against any 401(k) or other qualified plan.
3.	Transactions involving open-end mutual funds that are not advised by Carillon.
4.	Any purchase or redemption of a money market mutual fund.
5.
Securities transactions in which the Carillon Employee does not know of the transaction before it is completed (such as discretionary trades made by a fiduciary in which the Carillon Employee is not consulted or advised of the trade before it is executed).

6.
Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

7.	Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer’s acquisition of all the securities of the same class.
8.	Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue.
9.	Any transaction involving:

a.	bankers’ acceptances;

b.	bank certificates of deposit;

c.	commercial paper;

d.	high quality short-term debt (including repurchase agreements);

e.	commodity futures (including currency futures) and options thereon;

f.
interests in Securities comprising part of a broad-based, publicly traded market basket or index of stocks, approved for trading by the appropriate federal authority (for example, options on the S&P 500 Index);

g.	Securities directly issued by the U.S. Government;

h.	Raymond James Financial, Inc. (“RJF”) stock;

i.
transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; securities which are not eligible for purchase or sale by an investment company or other investment advisory clients; but not including UIT-ETFs, and

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j.	other Securities that may from time to time be designated in writing by the Code of Ethics Review Committee on the ground that the risk of abuse is minimal or non-existent.

C.	Pre-clearance Procedures

Prior to entering an order for a Securities Transaction, a Carillon Employee must follow the following procedures:

1.
A trade preclearance request will be submitted via email to the designated compliance officer at EAGLE-COMPLIANCE e-mail address. Outcomes will be logged and initialed by the Pre-Clearance Officer, or designee, in the preclearance log. The Pre-Clearance Officer will respond via email with the approval or denial.

2.	No order for a Securities Transaction for which pre-clearance authorization is sought may be placed prior to receipt of written authorization by the Pre-Clearance Officer.

3.	Failure to comply with these pre-clearance provisions will subject the Carillon Employee to disciplinary action as outlined in the Code.

4.
In some cases, the Pre-Clearance Officer may refuse to authorize a Securities Transaction for a reason that is confidential. The Pre-Clearance Officer is not required to provide an explanation for refusing to authorize a Securities Transaction.

D.	Length of Trade Authorization Approval

1.
Authorizations provided by the Pre-Clearance Officer for personal trades of all Security Transactions authorizations are valid through the current trading session on which the authorization was sought or revoked by the Pre-Clearance Officer, which ever happens first.

2.
In some instances, should pre-clearance be approved and the employee place the trade, it is possible that revocation of the initial approval may occur. Should the position approved be executed by Carillon, subsequent to the employee placing the trade, the employee’s trade will need to be cancelled. Any costs associated with the cancellation, will be at the employee’s expense.

3.	If a trade order is not placed within the applicable period, a new authorization must be obtained before the Securities Transaction is placed.

4.
If a trade order has been placed but has not been executed within the applicable effective period after authorization is granted (such as in the case of a limit order), a new request must be submitted. Limit orders must be for one (1) day only.

VI.	REPORTING REQUIREMENTS FOR CARILLON ACCESS PERSONS
A.	Carillon Access Persons (Including Immediate Family Members)

All Carillon Access Persons, including their Immediate Family members, are required to provide certain periodic information the CCO or his designee regarding their trading activity and holdings. Certain transactions that are exempt from the reporting requirements are listed below. Failure to provide the required data in a timely fashion will subject the Carillon Access Person to disciplinary action as outlined in the Code.

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1.
Initial Holdings Report. Any person who becomes a Carillon Access Person must submit, within 10 days of becoming a Carillon Access Person, an Initial Holdings Report (see Appendix 4) listing all of the Securities held in an Investment Account. The information in the Initial Holdings Report must be current as of a date no more than 30 days prior to the date the person becomes a Carillon Access Person. The Report will be sent by (and should be returned to) the Pre-Clearance Officer.

2.
Quarterly Transaction Reports / Duplicate Confirmations and Statements. Every Carillon Access Person who establishes an Investment Account during the quarter must complete the required section pertaining to new accounts in the Quarterly Transaction Report. This Report must be submitted to the Compliance Department within 15 business days after the completion of each calendar quarter unless the Annual Holdings Report is also being completed during that quarter.

Every Carillon Access Person must arrange for the Compliance Department to receive directly from the broker, dealer, mutual fund company, or bank in question, duplicate copies of each confirmation and periodic statement for any Securities Transaction during the quarter for which that Carillon Access Person is required to obtain pre-clearance. All copies must be received no later than 15 business days after the end of the calendar quarter, or submit a Quarterly Transaction Report within 15 business days after the completion of each calendar quarter. Each confirmation or statement must disclose the following information:

a.	the date of the transaction;

b.	description of the Security (including the title, exchange ticker symbol or CUSIP, interest rate and maturity date, as applicable;

c.	the number of shares and principal amount;

d.	the nature of the transaction (e.g., purchase, sale);

e.	the price of the Security; and

f.	the name of the broker, dealer, bank, or mutual fund through which the trade was effected.

3.
Annual Holdings Report. Each Carillon Access Person must submit an Annual Holdings Report (see Appendix 3) listing all Securities in an Investment Account. The information in the Annual Holdings Report must be current as of a date no more than 30 days prior to the date the report is submitted. The completed report should be submitted to the CCO or his designee within 30 days of the request from the CCO or his designee.

B.	Reporting For Independent Fund Trustees

Independent Fund Trustees (and their Immediate Families) are not required to file an Initial Holdings Report or an Annual Holdings report hereunder. Independent Fund Trustees need only report a Security Transaction on a Quarterly Transaction Report if, at the time of the Security Transaction, such person knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that, during the 15-day period immediately preceding or after the date of the Security Transaction, a Carillon Fund purchased or sold the Security or EAM considered purchasing or selling the Security for a Carillon Fund.

C.	Reporting For Dual Employees

Dual Employees (and their Immediate Families) need only report their Security Transactions to the CCO (or their designee) at the entity that is responsible for their primary employment. Such CCO (or their designee) will then report the information to the other entities for which the Dual Employee is affiliated. In the event that the Codes of the affiliated entities are different, the Dual Employee is bound by the most restrictive Code.

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D.	Non-Employee Directors of Carillon (Tom James)

Non-employee directors of Carillon are not subject to the restrictions and preclearance requirements of the Code, provided they have no knowledge of pending or current EAM program trading activity in the securities they are trading. Such directors must provide an annual certification that with respect to all security transactions during the preceding year, the director was not aware of any EAM program activity relating to the security in question when the transaction was effected.

E.	Exemptions, Disclaimers and Availability of Reports

1. Availability of Reports. All information supplied pursuant to this Code will be kept in the strictest of confidence unless disclosed for legal, regulatory or business reasons as described in this section. The information may be available for inspection by the Trustees of the Carillon Funds, the President of EAM, President of CFD, the President of CFS, the Code of Ethics Review Committee, the applicable CCO, the Pre-Clearance Officer, the Carillon Employee’s department manager (or designee), any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization of which Carillon and/or CFD is a member, and any state securities commission with appropriate jurisdiction.

2. Retention of Records. All reports or information supplied will be retained according to the retention policies of the Funds, CTA, EAM, EBIM, CFD, CFS and RJA, unless otherwise noted.

VII.	REPORTING OF VIOLATIONS

All Carillon Employees are required to report any violation of the Code of Ethics promptly to the CCO. The CCO will periodically report to the Code of Ethics Review Committee to discuss any violations and any corresponding waivers. Additionally, the CCO shall report violations to the CTA, EAM, EBIM, CFD and/or CFS President and the Carillon Funds’ Boards of Trustees.

VIII.	CODE OF ETHICS REVIEW COMMITTEE

The Code of Ethics Review Committee shall investigate any reported or suspected violation of the Code and, as appropriate, take such actions as are authorized by this Code. The Committee also shall review the Code at least once a year, in light of legal and business developments and experience in implementing the Code. The CCO will prepare an annual report to the President of CTA, EAM, EBIM, CFD, and/or CFS and the Carillon Funds’ Boards of Trustees that:

1.	initially summarizes existing procedures concerning personal investing and, thereafter, any changes in the procedures made during the past year,
2.	identifies any Material Investigations during the past year, and
3.	identifies any recommended changes in existing restrictions or procedures based on the experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

Members of the Committee, the CCO and the Pre-Clearance officer are set forth in Appendix 2.

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IX.	REVIEW AND SANCTIONS

A.	Determination:

The Code of Ethics Review Committee (the “Committee”) is charged with the responsibility of conducting informal hearings, assessing mitigating factors, and imposing sanctions consistent with the Code’s Sanction Guidelines. The CCO will arrange for a meeting of the Committee in cases where a violation of one or more applicable provisions of this Code has occurred and the guidelines suggest a monetary penalty, written reprimand, termination or more serious action.

Whenever the Committee determines that a Carillon Employee or a Carillon Access Person has committed a violation of this Code relating to a Carillon Fund that merits remedial action, it will report to the Board of Trustees of the appropriate Carillon Fund, at the next regularly scheduled meeting, information relating to the violation and any sanctions imposed.

B.	Sanctions:

The Committee has the sole authority to impose sanctions which may include, but are not limited to, a letter of censure, suspension or termination of employment. As part of any sanction, the Committee may require the Carillon Employee to reverse the trade(s) in question and forfeit any profit or absorb any loss derived there from. Any amounts that are paid/disgorged by a Carillon Access Person under this Code shall be donated by the Carillon Access Person to one or more charities as directed by CTA, EAM, EBIM, CFS, and/or CFD. Written confirmation from the charity acknowledging the donation must be submitted to the CCO. Failure to abide by a directive to reverse a trade may result in the imposition of additional sanctions or termination.

The table below outlines specific sanctions for failure to comply with the Code. The Committee will document instances in which variations from the Sanctions Guidelines were authorized due to mitigating factors.

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Sanctions applicable to All Carillon Employees
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
No broker statements or confirms on file or evidence that duplicate statements have been requested	Written warning	Defined as after 30 days of no action: Written reprimand and/or monetary penalty	Defined as after 60 days of no action: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Trading without receiving appropriate pre-clearance or trading outside the approval period	Written warning	Written reprimand and/or monetary penalty	Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Trading after being denied approval	Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination	See 1st Offense	See 1st Offense
Failure to file an Initial or Annual Holdings Report	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Failure to file a Quarterly Transaction Report	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Failure to file an Annual Code Acknowledgement and Certification Form	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Commission of a Prohibited Act not otherwise specifically addressed in this Code section	Written reprimand, Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination	See 1st Offense	See 1st Offense

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Additional Sanctions applicable to Carillon Access Persons
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
Purchasing a Security within 60 days of a sale of the same Security or selling a Security within 60 days of the purchase of the same Security	Written Reprimand and/or Monetary Penalty	Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination	See 2nd Offense
Serving on the Board of a publicly-traded company without prior written consent	Written reprimand, Monetary Penalty, and/or Suspension / Termination	See 1st Offense	See 1st Offense

Sanctions applicable to Investment Personnel (in addition to all sanctions applicable to Carillon Employees and Carillon Access Persons):
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
*Trading within the 7 day blackout period	Written reprimand, Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination	See 1st Offense	See 1st Offense

Monetary penalties that may be assessed depending on the Carillon Employee’s title:
Assistant Vice President and Staff:	$100 to $500
Vice President:	$500 to $1,000
Senior Vice President:	$1,000 to $2,500
Executive Vice President and above:	$2,500 to $5,000+

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X.	APPROVAL AND AMENDMENT

The CCO may delegate any of the responsibilities, powers and authorities conferred by this Code. Such delegation may be to an individual, a committee or both.

This Code may be amended from time to time by the CCO. Any material amendment of this Code shall be submitted to the Board of Trustees of the Funds for approval. Any material amendment of this Code that applies to Carillon Access Persons shall become effective only when the Board of Trustees has approved the amendment or at such earlier date as may be required to comply with applicable laws and regulations.

Additionally, the CCO may establish, in his or her discretion, certain supplemental procedures to this Code in order to provide additional assurance that the purposes of this Code are fulfilled and/or to assist the CCO in administration of the Code.

XI.	ANNUAL CERTIFICATION

Within 30 days of their hire date, each newly-hired Carillon Employee and Carillon Access Person shall certify that he or she has received, read and understands this Code of Ethics by executing the Initial Holdings Report set forth as Appendix 4.

Thereafter, annually, each Carillon Employee and Carillon Access Person will be required to certify that he or she has received, read, understands and complied with each section of this Code of Ethics on the certification form set forth in the Annual Holdings Report in Appendix 3. Additionally, annually, each Carillon Employee will complete the RJF Code of Ethics certification page certifying that he or she has received, read, understands and has complied with all the requirements of the RJF Code.

XII.	INQUIRIES REGARDING THE CODE

Please contact the Compliance Department or the CCO if you have any questions about this Code or any other compliance-related matters.

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CARILLON TOWER ADVISERS, INC.
POLICY AND PROCEDURES ON INSIDER TRADING

SECTION I.	POLICY STATEMENT ON INSIDER TRADING

A.	Policy Statement on Insider Trading

Carillon Tower Advisers, Inc., Eagle Asset Management, Inc. and its subsidiaries Eagle Boston Investment Management and Carillon Fund Distributors, Inc. (collectively “Carillon”) forbid any employee from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by Eagle Asset Management, Inc.), based on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Carillon’s policy applies to every employee and extends to activities within and outside their duties at Carillon. Every employee must read and retain this policy statement. Any questions regarding Carillon’s policy and procedures should be referred to the Compliance Department or CCO.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1)	Trading by an insider while in possession of material nonpublic information, or
2)
Trading by a non-insider, while in possession of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or;

3)	Communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Department or CCO.

1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Carillon may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information need not be derived directly from the company whose securities are at issue. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

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3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Bases for Liability

i.	Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

ii.	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory. (Misappropriated - properly come into contact with insider information and then improperly use information)

5.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such lawful conduct and their employers. Penalties can include jail and civil fines. A current listing of the civil monetary penalties can be found on the SEC’s website.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Carillon including dismissal of the persons involved.

 * * *

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SECTION II.	PROCEDURES TO IMPLEMENT CARILLON INVESTMENT ADVISERS’ POLICY

A.	Procedures to Implement Carillon Investment Adviser’s Policy against Insider Trading

The following procedures have been established to aid the employees of Carillon in avoiding insider trading, and to aid Carillon in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Carillon must follow these procedures. If you have any questions about these procedures you should consult the Compliance Administrator.

1.          Identifying Inside Information

Before trading for yourself or others, including investment companies or private accounts managed by Carillon, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.
Is the information nonpublic? How did you obtain it? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

i.	Report the matter immediately to the Chief Compliance Officer.

ii.	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Carillon.

iii.	Do not communicate the information to anyone other than the Chief Compliance Officer.

iv.	After the Chief Compliance Officer has reviewed the issue, instructions will be provided about the next course of action.

2.	Personal Securities Trading

All employees of Carillon shall be in compliance with the Carillon Code of Ethics Personal Security Transaction Guidelines.

3.	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Carillon except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

4.	Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

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Note:          If the Chief Compliance Officer is unavailable, questions can be directed to Carillon’s Corporate Counsel.
* * *

SECTION III. SUPERVISORY PROCEDURES

A.          Supervisory Procedures

The role of Chief Compliance Officer is critical to the implementation and maintenance of Carillon’s policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

1.	Prevention of Insider Trading
To prevent insider trading, Chief Compliance Officer or his designee, should:

i.	provide, on a regular basis, communications to familiarize employees of Carillon’s policy and procedures,

ii.	answer questions regarding Carillon’s policy and procedures,

iii.	resolve issues of whether information received by an employee of Carillon is material and nonpublic,

iv.	review on a regular basis and update as necessary Carillon’s policy and procedures, [and]

v.	when it has been determined that an employee of Carillon has material nonpublic information,

1. implement measures to prevent dissemination of such information, and

2. if necessary, restrict officers, directors and employees from trading the securities, [and]

vi.	promptly review, and either approve or disapprove, in writing, each request of an employee for clearance to trade in specified securities.

2.	Detection of Insider Trading
To detect insider trading, the Chief Compliance Officer or his designee, should:

i.	review the trading activity reports filed by each employee,
ii.	review the trading activity of mutual funds and private accounts managed by Eagle Asset Management, Inc.,
iii.	review trading activity of Eagle Asset Management’s own account, and
iv.	coordinate the review of such reports with other appropriate employees of Eagle Asset Management, Inc.

3.	Special Reports to Management
Promptly, upon learning of a potential violation of Carillon Tower Advisers’ Policy and Procedures, the Chief Compliance Officer or his designee, should prepare a written report to management providing full details and recommendations for further action.

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4.	Annual Reports to Management
On an annual basis, the Chief Compliance Officer or his designee should prepare a written report to the management of Carillon setting forth the following:

i.	a summary of existing procedures to detect and prevent insider trading,
ii.	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation,
iii.	an evaluation of the current procedures and any recommendations for improvement, and
iv.	a description of Carillon’s internal communications regarding insider trading, including the dates of such communications since the last report to management.

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Appendix 1

Advisory Clients

The following are Advisory Clients of Carillon

➢	Carillon Series Trust; and
➢	All other advisory clients of Carillon, please contact Compliance for the latest list.

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Appendix 2

Contact Persons

Position	Individual	Extension

Pre-Clearance Officer	Carillon Chief Compliance Officer	X74584

Alternate Pre-Clearance Officers
Chief Compliance Officer – Funds	Funds Chief Compliance Officer	X76141
Chief Compliance Officer – Adviser	EAGLE-COMPLIANCE	X74656

Code of Ethics Committee	Daniel Dzibinski	X76141
	Damian Sousa	X74656
	Eric Wilwant	X74677
	Cooper Abbott	X73545
	Susan Walzer	X73526
	Chih-Pin Lu	X75820
	Michael Scharmer	X71839

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 Appendix 3
Annual Holdings Report

Annually, Carillon Tower Advisers, Inc., Eagle Asset Management, Inc., Carillon Fund Distributors, Inc., Carillon Fund Services, Inc. and Carillon Mutual Funds employees must confirm details of all brokerage, bank trust or other accounts used for personal securities transactions including holdings at Raymond James Financial as well as details of outside business affiliations1. Such affiliations include directorships, other business activities and investments in securities that cannot ordinarily be made through a Raymond James & Associates, Inc. or Raymond James Financial Services, Inc. brokerage account (i.e., a private placement or a limited partnership).

I.	Investment Accounts

☐I do not have a beneficial ownership in any account(s) with any financial services firm.

☐I maintain or have a beneficial ownership in the following investment account(s) with the financial services firm(s) listed below. Access Persons must also include accounts of immediate family members. You may attach a copy of your most recent statement or complete the information in the chart below.

Financial Services Firm	Account Number	Account Type	Authorized Person(s)

II.	Securities Holdings

☐All securities holdings are reported in the accounts listed in Section I.

☐I maintain or have a beneficial ownership in the following securities owned which may be held by a broker, dealer, transfer agent, or bank in an account other than listed in Section I. You may attach a copy of your most recent statement and then complete any information that is not included on the statement in the chart below.

Title of Security	Ticker	# of Shares	Principal Amount	Held Since	Financial Services Firm

III.	Affiliated Mutual Fund Holdings

☐I do not have any affiliated Fund holdings other than what is held in my Raymond James 401k plan and/or Raymond James affiliated brokerage account(s).

☐For affiliated Fund holdings that are NOT held in my Raymond James 401k Plan and/or Raymond James affiliated brokerage account(s), I have disclosed below the name of the Fund, account, relationship, shares owned and the account number for each.

Fund Name	Name on Account	Relationship	Shares	Account Number

1 Rule 17j-1 under the Investment Company Act of 1940, and Rule 204A-1 under the Investment Advisers Act of 1940.

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Appendix 3, continued

IV.	Outside Business Affiliations/Directorships

☐I have no outside business affiliations to report.

☐I maintain the following directorships, other business activities or investments in securities that cannot ordinarily be made through an RJF affiliated brokerage account. Include investments beneficially owned by (i) a spouse or (ii) an immediate family member in the same household.

Firm Name/Investment	Position/Activity	Start Date

V.	Political Contributions

☐I made no political contributions in the past year.

☐I have made political contributions in the past year that have been approved by Compliance by filing out Form 1828.

I certify that the above information is complete and accurate as of the signature date below.

I acknowledge that I have received and read the Code of Ethics for Carillon Tower Advisers, Inc., Eagle Asset Management, Inc., Carillon Fund Distributors, Inc., Carillon Fund Services, Inc. and Carillon Mutual Funds, which is included in the E-Mail together with this document. I fully understand the provisions of the Codes as described therein and agree to abide by them. I also certify that I have complied with the requirements of the Code of Ethics including: pre-clearance prior to the opening of any brokerage account, pre-clearance and disclosure all securities transactions executed during the most recent ending calendar year pursuant to the requirements of the Code of Ethics. Except as otherwise previously disclosed, I understand the nature of any previous violations and understand the sanctions for future violations.

Signature	Date
«Employee Name»	«Department/Title»
Name	Department/Title

Please return the completed and signed certification to the Compliance Department by ________, 20__. Any questions relating to the firm’s policies, including the requirement to seek pre-approval for personal investments and outside business affiliations, should be directed to the Compliance Department.

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Appendix 4
Initial Holdings Report

Carillon Tower Advisers, Inc., Eagle Asset Management, Inc., Carillon Fund Distributors, Inc., Carillon Fund Services, Inc. and Carillon Mutual Funds employees must confirm details of all brokerage, bank trust or other accounts used for personal securities transactions including holdings at Raymond James Financial as well as details of outside business affiliations2. Such affiliations include directorships, other business activities and investments in securities that cannot ordinarily be made through an RJF affiliated (Raymond James & Associates, Inc. or Raymond James Financial Services, Inc. brokerage account) (i.e., a private placement or a limited partnership).

I.	Investment Accounts

☐I do not have a beneficial ownership in any account(s) with any financial services firm.

☐I maintain or have a beneficial ownership in the following investment account(s) with the financial services firm(s) listed below. Access Persons must also include accounts of immediate family members. You may attach a copy of your most recent statement or complete the information in the chart below.

Financial Services Firm	Account Number	Account Type	Authorized Person(s)

II.	Securities Holdings

☐All securities holdings are reported in the accounts listed in Section I.

☐I maintain or have a beneficial ownership in the following securities owned which may be held by a broker, dealer, transfer agent, or bank in an account other than listed in Section I. You may attach a copy of your most recent statement and then complete any information that is not included on the statement in the chart below.

Title of Security	Ticker	# of Shares	Principal Amount	Held Since	Financial Services Firm

III.	Affiliated Mutual Fund Holdings

☐I do not have any affiliated Fund holdings other than what is held in my Raymond James 401k plan and/or Raymond James affiliated brokerage account(s).

☐For affiliated Fund holdings that are NOT held in my Raymond James 401k Plan and/or RJF affiliated brokerage account(s), I have disclosed below the name of the Fund, account, relationship, shares owned and the account number for each.
Fund Name	Name on Account	Relationship	Shares	Account Number

2 Rule 17j-1 under the Investment Company Act of 1940, and Rule 204A-1 under the Investment Advisers Act of 1940.

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IV.	Outside Business Affiliations/Directorships

☐I have no outside business affiliations to report.

☐I maintain the following directorships, other business activities or investments in securities that cannot ordinarily be made through an affiliated Raymond James brokerage account. Include investments beneficially owned by (i) a spouse or (ii) an immediate family member in the same household.

Firm Name/Investment	Position/Activity	Start Date

V.	Political Contributions

☐I made no political contributions in the past year.

☐I have made political contributions in the past year that have been approved by Compliance by filing out Form 1828.

By signing below, certify that the above information is complete and accurate.

I acknowledge that I have received and read the Code of Ethics for Carillon Tower Adviser, Inc., Eagle Asset Management, Carillon Fund Distributors, Inc., Carillon Fund Services, Inc. and Carillon Mutual Funds, which is included together with this document. I fully understand the provisions of the Codes as described therein and agree to abide by them.

Signature	Date

Name	Department

Please return the completed and signed certification to Compliance. Any questions relating to the firm’s policies, including the requirement to seek pre-approval for personal investments and outside business affiliations, should be directed to the Compliance Department.

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Appendix 5
Statement of General Policy Regarding IPO Allocations

•	Portfolio managers and traders may not take any improper action in order to obtain greater access to IPOs.

•
Portfolio managers and traders should not engage in excessive trading or increase portfolio turnover in order to obtain larger IPO allocations by generating more commission business for brokers that provide access to IPOs.

•
Portfolio managers and traders may not purchase or commit to purchase from certain brokers additional shares of an IPO in the immediate after-market trading in order to obtain larger IPO allocations, i.e., portfolio managers and traders may not explicitly or implicitly engage in a quid pro quo between the initial IPO allocation and the subsequent after-market purchases by EAM. (However, absent such an explicit or implicit quid pro quo, portfolio managers and traders properly can determine to fill an unfilled IPO order with purchases in the secondary market from the same broker from whom they acquired the IPO shares.)

•
Portfolio managers and traders may not pay commissions to certain brokers in excess of customary and reasonable commissions in order to obtain larger IPO allocations. (However, subject to best execution standards and appropriate disclosures in EAM’s Form ADV registration statement and any applicable mutual fund registration statements, portfolio managers and traders may consider access to IPOs as one factor, among others, in selecting broker-dealers with whom they trade.)

•
Portfolio managers and traders may not make IPO allocation decisions regarding client accounts based upon subsequent market movements or based upon any factors or guidelines not articulated in the applicable compliance policies and applicable disclosures.

•	Allocations should be fair and equitable to all clients to the extent practicable.

•	Allocations should comply with information disclosed to clients in, as applicable, the advisory contracts, EAM’s Form ADV registration statement, and any applicable mutual fund registration statement.

•
Allocations should be pro rata to applicable groups of clients where feasible. If not pro rata, allocations should comply with applicable policies and procedures and should be consistent with information disclosed to clients.

•	Allocations may not continually favor particular accounts unless such practice has been disclosed to clients.

•	Hot IPOs generally may not be allocated to accounts where Carillon, its principals or its affiliates maintain an ownership interest.

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Appendix 6

List of Reportable Securities for Carillon Fund Independent Fund Trustees

•	Raymond James Financial, Inc. (RJF)

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